EXHIBIT "2.5"
DYNARESOURCE, INC.
"PAMICON REPORT"
SAN JOSE de GRACIA


                                 SUMMARY REPORT
                                     of the




                                 SUMMARY REPORT

                                     OF THE

                           SAN JOSE DE GRACIA PROPERTY

                              SINALOA STATE, MEXICO



                          26 degrees O9' North Latitude
                         107 degrees 53' West Longitude

                                 -Prepared for-
                           GOLDEN HEMLOCK EXPLORATIONS


                                  -Prepared by-
                          PAMICON DEVELOPMENTS LIMITED

                         DATE OF REPORT: SEPTEMBER 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.0      INTRODUCTION                                                         1
2.0      LOCATION, ACCESS AND TOPOGRAPHY                                      1
3.0      PROPERTY                                                             2
4.0      HISTORY                                                              3

5.0      GEOLOGY                                                              5
         5.1      Regional                                                    5
                  5.1.1    Regional Tectonics                                 5
         5.2      Property Geology                                            5
                  5.2.1    Structural Trends                                  6
                  5.2.2    Magmatic Intrusion Trends                          6
                  5.2.3    Mineralization Trends                              7

6.0      REVIEW OF 1997 FIELD WORK                                            8
         6.1      Tres Amigos                                                 8
         6.2      La Cecena Workings                                          9
         6.3      Rudolphos Workings                                         10
         6.4      Gossan Cap Area                                            11
         6.5      La Union Area                                              12
         6.6      La Purisma Area                                            12
         6.7      Palos Chinos Area                                          13
         6.8      Dead Zone Area                                             13

7.0      RESERVES AND FUTURE DEVELOPMENT                                     14
         7.1      Resource Calculations                                      15
         7.2      Classification of Resources                                15
         7.3      Inferred Resource Tres Amigos                              15
                  - 1 gm/t Au cut-off
         7.4      Indicated Resources Tres Amigos                            17
                  Nominal 3 gm/t Au Cut-off
         7.5      Inferred Mineral Resource                                  19
                  Tres Amigos
8.0      METALLURGY                                                          19
9.0      RECOMMENDATIONS                                                     22
10.0     RECOMMENDED BUDGET                                                  24

1.0       INTRODUCTION

In 1996 Golden Hemlock Explorations entered into an option agreement with the owners of Minera Finisterre, S.A. de C.V., a private Mexican company to acquire controlling ownership of Minera Finisterre. Terms of the agreement required Golden Hemlock to issue shares to the optioners, make property payments and conduct exploration work on the San Jose de Gracia gold property controlled by Minera Finisterre. Golden Hemlock has informed the writers that it has satisfied these commitments and now owns 100% of Finisterre.

The San Jose de Gracia property is located in Sinaloa State, Mexico and consists of some 4, 160 hectares, more or less. The property controls most, if not all, of the mineral properties which formed the San Jose de Gracia mining district. The area was discovered in 1828 with historical gold production from over 67 different occurrences estimated to be in excess of 1,000,000 ounces.*

Potential to develop additional gold reserves in the district is considered excellent either from high grade underground mining as historically occurred or from larger tonnage lower grade operations.

This report is intended to summarize available information on the property including results from work conducted by or for Golden Hemlock from 1996 to the present date. Recommendations for additional work and proposed budgets for this work are also included.

Charles Ikona, P.Eng., of Pamicon Developments Limited, examined the property on behalf of Golden Hemlock between March 6-12, 1996 and made preliminary recommendations to Golden Hemlock at that time. Other Pamicon personnel, Allan Montgomery, P.Geo. and T.C. Scott, F.G.A.C., conducted on site work in the spring of 1997 and July-August, 1999 respectfully.

All monetary figures used in this report are in Canadian dollars except where otherwise noted.

2.0      LOCATION, ACCESS AND TOPOGRAPHY
The San Jose de Gracia Mining District is located in the northeast portion of the State of Sinaloa some 156 kilometres northeast of the city of Culiacan. Access is by a mountainous road 78 kilometres from the municipal seat of Sinaloa de Leyva or by air to a gravel strip on the property suitable for small to medium sized aircraft. The village of San Jose de Gracia is located in the project area and offers a labor source as well as limited support facilities. Geographical co-ordinates of the project are 26009'N latitude and 107053'W longitude.

*De Cservine, Brown and Cheng, Consejo De Recursos minerals et al.



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                                 GRAPHIC OMITTED

                                    Figure 1

                           SAN JOSE DE GRACIA PROPERTY

                                  LOCATION MAP




Topography on the property is characterized by ravines and low mountain ranges with moderate to steep slopes. Elevations range between 400 and 700 metres
A.S.L. Extensive unpaved roads and tracks offer 4 wheel drive access to much of the project area.

Climate is semi-tropical with a dry season extending from mid November to the end of June and a rainy season from July to mid November. Summers are hot with temperatures to 400C and winters mild.

Vegetation consists of mesquites, thorny bushes and shrubs. Some deciduous trees grow in the ravines with abundant underbrush growth during the rainy season.

Limited surface water in flooded old workings is available for drilling in several areas of the property. Process water is available from wells in the main river valley near the village but may also be available from possible aquifers elsewhere on the property.

3.0      PROPERTY

Golden Hemlock has advised the writers that the following concessions are owned by Minera Finisterre. The writers have examined documents pertaining to these but are not in a position to give a definite title opinion. This should be provided by Golden Hemlock's legal council.


                CLAIM NAME                  TITLE OR FILE NUMBER           HECTARES
             San Jose                                   190244                       27.0000
             El Real                                    190736                     2332.0000
             Tres Amigos 2                              192290                       54.4672
             Lost Tres Amigos                           172216                       23.0000
             San Sebastian                              184463                       40.0000

                 CLAIM NAME                 TITLE OR FILE NUMBER           HECTARES
             La Nueva Esperanza                         162840                       40.0000
             Guadalupe                                  163357                        7.0000
             Nuevo Rosario                              184999                       32.8781
             Mina Grande                                163578                        6.6588
             Ampliacion de Santa Rosa                   163592                       25.0000
             Santo Tomas                                178649                      312.0000




             San Nicolas                                163913                       55.5490
             La Libertad                                172433                       97.0000
             La Union                                   176214                        4.1098
             Ampliacion de San Nicolas                  183815                       17.4234

                 CLAIM NAME                 TITLE OR FILE NUMBER           HECTARES
             El Real 2                                  201128                      393.8510
             Piedras de Lumbre Uno                      201946                       40.2753
             Piedras de Lumbre 2                        201947                       34.8484
             Piedras de Lumbre 3                        203467                        4.3098
             Finisterre Fraccion A                      203285                       18.7856
             Finisterre Fraccion B                      203286                      173.4966

                 CLAIM NAME                 TITLE OR FILE NUMBER           HECTARES

             San Miguel                                 183504                        7.0000

                 CLAIM NAME                 TITLE OR FILE NUMBER           HECTARES

             Santa Rosa                                 170557                       31.4887

                 CLAIM NAME                 TITLE OR FILE NUMBER           HECTARES

             San Andres                                 192288                      385.0990

--------------------------------------------------------------------------------------------

   Total "4,160 hectres more or less"



4.0      HISTORY

Gold was originally discovered on the property in 1828 near the small settlement of El Rosario in the north central portion of the area (Figure 5). Work was restricted to the areas of Mina Grande and Mina San Pablo during this period. In 1852 a local cholera epidemic and news of the gold discoveries in California led to the abandonment of the properties.

Further work in the area in the 1870's led to additional production from some of the original mines. In 1893 the first ore body in the Purisma Creek area was discovered. From 1892 - 1895 these ore bodies are reported to have produced some 470,000 ounces of gold at an average grade of 3.48 oz Au/ton (Figures 4 and 5).

In 1895 the La Prieta area was discovered which resulted in additional production. By 1902 the La Prieta and Purisma Creek Mining companies were amalgamated.

These mines produced until 1910 when the Mexican Revolution halted mining activities. Production during the period 1828 until 1910 is estimated at 1,000,000 oz.

This consisted of gold production by mercury amalgamation of arrastre and stamp mill material from 1828 to 1902 and cyanide extraction of stamp mill production from 1902 through 1910.

The mines were returned to private control in 1918 with sporadic production until present. This production appears to have been hampered by lack of financial and technical resources. Material mined was salvaged from old operations with no organized attempt to define new reserves.

By 1977 the present underlying vendors to Minera Finisterre succeeded in acquiring control of most of the district and installed a 70 ton per day flotation concentrator, which produced erratically.

Preliminary modern geological surveys of the area were started in the 1990's by Asarco and Penoles, the Mexican state mining company. Unrealistic expectations by the vendors apparently resulted in neither of these companies pursuing the project. Minera Finisterre acquired the property subsequently and continued some exploration work although most of their resources were spent in erecting a 200 ton per day concentrator.

In 1994 Consolidated Samarkand Resources Inc. entered into an agreement with Minera Finisterre to acquire an interest in the property. The agreement was allowed to lapse in 1996 after Samarkand conducted some preliminary surface and underground sampling and mapping.

Subsequently Golden Hemlock obtained an option to acquire control of Minera Finisterre and commenced work on the property in 1997. Work for golden Hemlock was conducted by Perforaciones Quest de Mexico (PQM) which consisted primarily of drilling along with some limited trenching and mapping.

During this period PQM also attempted to concentrate a limited amount of material from one of the mineralized zones (Tres Amigo's) employing the concentrator previously installed by Minera Finisterre. Due to a lack of understanding of the metallurgy and apparent lack of grind and flotation controls this was not successful in producing an economic concentrate grade and the attempt was abandoned.

In 1998 Pamicon was requested to examine results of PQM's work and comment on possible reserves developed by the drilling and on the general status of the property. Results of this work were presented in September 1998.

Subsequently Golden Hemlock and its agents arranged to collect samples for metallurgical

                           GOLDEN HEMLOCK EXPLORATIONS

                          MAJOR Au, Ag DEPOSITS OF THE

                         SIERRA MADRE OCCIDENTAL, MEXICO

                                     U.S.A.

                                 GRAPHIC OMITTED

                                    Figure 2
testing during the first half of 1999. In July - August 1999, a short program under the direction of T.C. Scott and M. Mitchell, P.Eng., was conducted to address some problems with the PQM data noted in the 1998 review.



5.0      GEOLOGY

         5.1      Regional

The San Jose de Gracia project is located in The Sierra Madre Occidental Metallogenic Province which extends along a northwesterly trend from Zacatecus to northern Sonora. The property is located on the western flank of the province within the Barranca Section which straddles the Sinaloa-Chihuahua-Durango border (Figure 2).

                  5.1.1    Regional Tectonics

This metallogenic Province can be considered as a segment of the Circum-Pacific Belt of gold-rich Porphyry and Epithermal gold deposits. The formation of these deposit types is the result of tectonic and magmatic processes associated with the evolution of subduction zones, which develop in response to global tectonism. The resulting mineral deposits occur in both Island Arc and Continental environments and, although older examples do exist, the more readily recognizable examples range in age from the Early Tertiary to Present.

The paleography of Mexico from the Cretaceous to present day reveals that the area was affected by a sequence of tectonic and magmatic events related the subduction of the Middle America Trench. In northern of Mexico, subduction gave way to a system of spreading ridges and transform faults within the Gulf of California, which translate into the dextral displacement along the San Andreas Fault system. The tectonic features recognized within the State of Sinaloa were likely developed in response to these events. In the vicinity of the San Jose de Gracia property, the N-S trending Grete Graben is cut by an orthogonal set of NE and NW faults. Together, these structural elements appear to provide the regional structural framework for the property.

         5.2      Property Geology

The geology of the San Jose de Gracia Mining District is described in the "Geological-Mining Monograph of the State of Sinaloa" as comprising a folded basement sequence of metamorphosed Paleozoic sandstone, pelite and calcareous strata. These sedimentary rocks are unconformably overlain by Cretaceous (?) porphyritic andesites and andesitic volcaniclastic rocks. Both rock types are intruded by dioritic, quartzo-latitic and rhyolitic stocks. All rock units are covered with tuff-sized, rhyolitic volcanoclastics. Cheng (1994), based in part in 1990 mapping by ASARCO and others, suggests the westerly dipping andesitic and rhyolitic volcanic rocks are most likely Tertiary in age and lie unconformably upon Paleozoic sediments. This hypothesis is in direct conflict with Brown and Cheng (1995) which denotes the sediments as belonging to the

Mesozoic. While it is likely the andesitic and rhyolitic sequences equate, respectfully, to the lower and upper volcanic units recognized throughout the Sierra Madre Occidental (Clark et al, 1978), a redbed marker horizon, defined as separating the two, has yet to be identified on the property. Intrusions recognized by Cheng (1994) include only diorite and andesite porphyries; rhyolite porphyry, noted on maps by Consejo de Recursos (1980) and Penoles
(1992), were redefined by Cheng as crystal tuff and included within the andesitic sequence. However, recent re-examination of drill core and outcrops in the Tres Amigos area indicate the crystal tuff to be the upper and lower elements of rhyolitic ignimbrite with an interior spherulitic zone likely arising from devitrification. This Lignimbrite appears to lie unconformably upon the basement sediments and be overlain by andesitic tuffs and breccias.

                  5.2.1    Structural Trends

The most prominent structure in the map area is a NNE, through-going fault located approximately 1 km west of the La Union workings and appears to juxtapose the Upper and Lower Volcanic Sequences. This fault and a parallel fault segment southeast of La Purisima lie subparallel to the trend of the Grete Graben. The succession of younger fault bounded strata from east to west is suggestive of a major graben lying to the west or that doming has occurred in the eastern portion of the property as a result of dioritic intrusions.

A set of complex, near orthogonal structures is concentrated between the previously mentioned two structures, which given the pattern of dislocation along the sediment-volcanic interface, suggests the presence of a series of horst and graben structures with NW axes. Of these, the most prominent, herein called the El Salto Graben, is bounded to the northeast by the El Salto Fault and associated deformation zone. The El Salto Fault structure is shown to truncate all strata but the Upper Volcanic Sequence and displays the greatest amount of apparent lateral offset seen on the property. The sense of movement indicated across the orthogonal NW structures is consistent with the preponderance of NE and SW dipping, normal faults as revealed in the more detailed mine plans and could accommodate the marked dislocation across the deformation zone. The reported changes in dip for the volcanic rocks from mainly NW in the north to SW in the south of the property can be easily accommodated through a rotation on the normal faults as a result of varying degrees of relative uplift to the east. These tectonic features suggest an overall extensional environment for the mineralization at San Jose de Gracia.

                  5.2.2    Magmatic Intrusion Trends

The linear distribution of magmatic intrusions is readily apparent and strongly suggests that at least two, parallel, deep seated structures may control the magmatic events. As these lie parallel to both the NNE fault and Grete Graben trends, it is likely that the intrusions were syntectonic with periodic reactivation along the same fault structures that produced the Grete Graben. While the porphyritic andesites appear be truncated by the orthogonal faulting, the diorite porphyries, dated regionally at 28Ma, are apparently not. It is likely that the emplacement of the porphyritic andesites and their segmentation by the orthogonal fault set was followed by continued development of the Grete Graben in advance of the emplacement of the diontic rocks. This sequence of events is supported by the apparent truncation of the orthogonal fault set to the west by the main NNE fault and the truncation of the porphyritic andesite by the parallel fault segment southeast of La Purisima.

A secondary magmatic trend striking WNW is proposed in the area immediately east of the San Pablo workings and pertains only to the diorite porphyry intrusions. Along this trend four small plugs are aligned parallel with the axis of the San Pablo Horst that occurs between the Tres Amigos Graben to the north and the El Salto Graben to the south. To the east of this second trend, within the Arroyo Rosario, the emplacement of the dioritic intusions within the basement rocks provides a mechanism for uplift and rotation on pre-existing structures.

                  5.2.3    Mineralization Trends

A plot of previous mineralization reveals several distinct trends. These are similar to many of the trends discussed above. Most noticeable are the two main groupings of mineralized fissures flanking the San Pablo Horst interpreted to lie immediately to the north of the San Pablo workings. The southerly grouping, containing the most extensively exploited veins, displays three distinct and somewhat orthogonal trends. The strongest of these is a NNW trend defined by both the Palo Chino workings and La Cruz- Del Anglo workings. It remains uncertain if these parallel zones are distinct sets of mineralized structures or a faulted repetition. Almost as prominent is a NE trend which includes the La Barria and Veta Tierra workings. Less well defined is a NNE trending, en echelon set that includes San Pablo and Mina Grande. All of these fissures appear to be located within volcanic stratigraphy and reflect a close spacial and linear relationship with the basement sediment interface, as well as to a conjugate fault set.

The northerly mineralization is centered on the Tres Amigos workings. Examination reveals the presence of NNW, NE and NNE trends, similar to those in the south. The dominant mineralized trend is oriented NE as defined by the Tres Amigos-La Cecena workings and is reflected by the subparallel Rudolphos structure located 250 metres to the south. The change in dominant trend, from NW to NE, may reflect a change in the dominance of a set of conjugate structures on either side of the San Pablo Horst.

Vein structures appear less abundant within the basement sediments and trends are less definable. One exception occurs in the vicinity the La Prieta area where a NE trend and alteration zone parallels the Tres Amigos trend and is suggestive of a northeasterly continuation to the Veta Tierra trend.

Mineralization at SJG is not only hosted within fissure veins, but also, according to drill logs, within a variety of breccia bodies, whose origins are poorly understood. Mineralization trends relating to this mode of occurrence while not assessable at present should not be overlooked in future exploration activities.

MAP [GRAPHIC OMITTED]

GOLDEN HEMLOCK EXPLORATIONS
---------------------------

SANJOSE DE GARCIA PROPERTY
SINALOA STATE, MEXICO

PROPERTY MAP

The comparison of the structural, magmatic intrusion and mineralization trends strongly suggest that the evolution of regional tectonics has created the favorable structural environment which controls the distribution of magmatic related mineralization at San Jose de Gracia. It is important to reiterate that the above interpretation is preliminary and will require a detailed investigation into the temporal and paragenetic sequences related to ore formation to substantiate.

6.0       REVIEW OF 1997 FIELD WORK

This review of the 1997 field activities focuses primarily on the results of the diamond drilling and trenching conducted by PQM. Eight areas of the property were tested with 64 drill holes, which produced an accumulated length of approximately 6500 meters of NQ core. Subsequently, the Gossan Cap and the La Purisima were extensively trenched.

          6.1     Tres Amigos Structure (Figures 8 - 18)

The 1997 drill program at Tres Amigos comprised 26 holes drilled at various azimuths because of terrain constraints. While the near orthogonal drill pattern was not ideal for assessing the Tres Amigos vein structure, extrapolation of data between the idealized Mine Grid Sections, East (330) and North (060), provided enough continuity to indicate its tenor and trend. Many narrow, seemingly spurious hanging wall intercepts were attributed to intermittent north striking, steeply dipping veins of the Orange Tree grouping. It is not possible, from drill logs to identify these structures with any certainty nor to separate their possible contribution to the grade of the mineralized blocks depicted.

The recent survey of drill holes has increased the confidence level in the spatial relationship between the various mineralized intercepts encountered in the Tres Amigos brecciated vein system. Several auriferous veins, occurring approximately 35 meters into the hanging wall of the Tres Amigo vein, were previously interpreted as spurious. On sections east of 5078E, these now appear to define, , a second mineralized structure (the Quarta Amigo) of similar orientation and character as the Tres Amigos. The significance or this mineralized, possibly en echelon, breccia vein, lies not only in its ore potential, but also in that may define a zone of dilation between the two structures. The mineralized, hanging wall splays 0f the Tres Amigos, comprising brecciated quartz-sulphide filled gashes and mineralized wall rock breccias, would be typical of such an environment. Similarly, the hanging wall splays of the Quarta Amigo may signal the presents of additional en echelon structures and dilation zones occurring to the northeast. Conformation and delineation of these zones could greatly increase the systems mineral potential.

In preparation of the resource estimate for the Tres Amigos, the following observations and their possible inferences were also apparent:

MAP [GRAPHIC OMITTED]


Sam Kpse de Gracoa
Ridp;[jps
DDH 97-48, 97-49

La Cecena
DDH 97-50

1. Based primarily on the distribution of gold, anastomosing or sheeted mineralized zones are depicted as striking approximately 060 with a northerly dip which may vary from 20 to 600.

2. The mineralized zones appear to crosscut all sedimentary, volcanic and intrusive lithologies.

3. Significant silver, copper, zinc and lead values were encountered in the drill holes but a definitive correlation between gold and individual elements is not apparent.

4. Several drill holes encountered the sedimentary lithologies which make up the pre-Tertiary basement rock for the region. The dramatic difference in the depth of the sediment interface in adjacent drill holes, as seen in Sections 503 7E, 5078E, 503 SN and 5080N is in sharp contrast to the regularity of the Tres Amigos structure. This suggests that considerable faulting occurred prior to the development of the main mineralized structures.

5. It should also be noted that the auriferous, massive-sulphide vein intersected within the sediments at the bottom of hole SJG 047 is the only significant mineralization encountered below the Tres Amigos vein to date. Although of undefined orientation, adjacent drill holes in the west, tend to eliminate all but an easterly dipping structure that may or may not be directly related to the development of the overlying dilatation zone. With a grade of Au 7.5 g/t, Ag 15.5 g/t, Cu 0.09%, Zn 3.18% and Pb 0.27% over 7 metres including 1.5 metres at Au 23.1 g/t, Ag 42.5 g/t, Cu 0.24%, Zn 8.0% and Pb 0.83%, this structure possibly represents a feeder channel for the mineralizing fluids that permeated into the Tres Amigos system. Delineation or this structure is a priority as it not only offers the potential for encountering mineralization in an environment similar to that of I .~ Prieta but also the potential for manto style mineralization developed within calcareous members of the basement sediments.

         6.2      La Cecena Workings (Figure 6)

The La Cecena workings are located 200 meters SW from the Tres Amigos workings and drifts northerly into the footwall of a mineralized structure which, based on similarities in orientation and mineral tenor, is interpreted to be an extension of the Tres Amigos mineralization. Drill hole 97-50, collared approximately 70 meters to the west of the workings, was oriented at 063~ at a -8O0dip. The intention of drilling this diamond drill note was to test the La Cecena structure, which strikes 0490 and displays a variable northerly dip of 450 to 65g. The following comments are based on a review of the drill logs and assays of drill core for this hole.

- Andesite tuffs breccias and porphyries dominate the lithologies encountered in this 155.5 meter diamond drill hole. Sedimentary, felsic and andesitic clasts were noted in a 2 metre breccia zone at 73 metres. The rhyolitic sequence was not encountered, however a 4 metre quartz-feldspar porphyry dyke (?) Was intercepted at 113.5 metres.

- A zone of significant mineralization was encountered between 69 and 80 meters that may reflect a continuation of mineralization encountered in the workings. Encouraging assay results of 5.2 g/t Au - 16.6 g/t Ag and 8.8 g/t Au - 10.8 g/t Ag were returned from 2 samples on both the hanging wall and foot wall of the zone respectively. Sulphide mineralization associated with the zone include sphalerite, galena and minor pyrite. Significant copper values of 0.22% reported with the HW sample and 0.78% Pb with the FW sample. Anomalous precious and base metal values were returned from the intervening samples.

- Faulting and brecciation persisted throughout the section drilled with prominent graphite on minor slips.

- The dominant alteration is chlorite with epidote becoming more pronounced at depth along with fractures filled with talc/gypsum. - Recent surveying and sampling suggests a probable correlation between Tres Amigos and La Cecena yielding a mineralized structure in excess of 450 meters.

         6.3      Rudolphos Workings (Figure 6)

Drill holes 97-48 and 97-49 were collared 270 meters SE of the Tres Amigos portal adjacent to the Rudolphos workings and tested a mineralized structure that lies subparatiel to the Tres Amigos structure. Hole 97-48, an inclined hole, penetrated 100 meters of the Lower Volcanic Sequence that consisted of andesitic tuffs with diorite porphyry clasts, polymictic conglomerate. rhyolitic tuffs and andesite porphyry. The hole terminated in 20 meters of basement sediments. Hole 97-49, a vertical hole from the same setup, penetrated similar lithologies comprising 128 meters of the Lower Volcanic sequence before terminating in 17 meters of basement sediments. A shallow northerly apparent dip is indicated for the volcanic/sediment interface.

- Hole 97-48 encountered 40 meters of highly anomalous zinc mineralization between 36 and 76 meters which included several 1-2 meter intervals grading between 1 and 4.8% Zn. Anomalous Au values up to 2.5 g/t were encounter between 64 and 69 meters.
- Mineralization in 97-48 is of special significance as it is hosted by heavily quartz veined and brecciated rhyolitic tuff with total sulphides of up to 10%
- The presents of silicified sedimentary clasts within the quartz veining is strongly suggestive of a hydromagmatic breccia. Similar breccias have been reported in the Tres Amigos and La Cecena drilling.
- Hole 97-49 encountered several segments of similar mineralization with elevated gold values in which andesitic rocks were the primary host.
- These drill holes indicate that significant mineralization occurs not only in the andesitic stratigraphy but also within rhyolitic volcanic rocks with structural complexities being the main controls on the location of mineralization.
- Interpretation of results suggest the presence of at least two subparallel mineralized structures with a moderate NW dip. Neither, however, appear to correlate with the targeted Rudolpho surface workings which is in their foot wall.
- Even though initial gold values are low, the drilling has indicated Rudolphos to represent strong system of mineralization worthy of additional drill testing.
- The spacial relationship of the Tres Amigos and Rudolphos systems suggests they are not contiguous and represent separate but similar centers of mineralizing events.)

          6.4     Gossan Cap Area

In the vicinity of the Gossan Cap area, which lies to the southeast of the San Pablo and Mina Grande underground workings, 12 diamond drill holes were completed. Drilling targeted an auriferous zone identified as a result of surface rock chip sampling conducted during a property inspection by Teck Resources Inc. in 1996. The drill collars have as yet to be surveyed.

Field mapping and diamond drilling indicates the bedrock of the Gossan Cap area to be dominated by basement sediments, in contrast to the anticipated Tertiary volcanics.

There are, however, several aspects of the drill results that warrant comment. The following observations are based on drill log descriptions:

- Except for the intrusion of a few mafic and felsic dykes, the rock cored comprised siltstone, mudstone, graphitic black shales and calcareous members of the Paleozoic basement for the property. No volcanic rocks comparable to those found overlying the basement rocks at surface appear to have been encountered in the drill holes.
-    Intense fracturing and brecciation is evident throughout the core.
- Fe and Mn oxides are prominent to a depth of approximately 35 meters below which sulphides, primarily pyrite, are dominant. - Drill holes 97-15, 17 and 26 were drilled to depths of 55.77m, 54.86m and 66.45m respectively. All other holes were less than 46 meters in depth.
- Although elevated gold values (100-200 ppb) were encountered in most holes, few samples returned values >500 ppb Au.
- Trace levels of silver and base metals increase markedly in the sulphide zones at the bottom of the holes.
- Core recoveries are generally poor in all holes and likely influenced drill core assay results.
- Gold values attributed to surface sampling are not reflected in drill core assays. Discussions with Mr. Montgomery (Pamicon) revealed a high probability of contamination in trench sample material because the roadsides and trenches sampled traversed several pre-existing dumps from various surface workings.
- Elevated zinc values associated with a quartz veined, tectonic breccia in Hole 97-15, between 10.6 and 14.8 meters, suggests that an extension to the mineralized structure at Pozo Mina Grande, may have been intersected.

Inferred from these observations are the following;

-    Surface weathering probably extends to a depth of approximately 35 meters.
- Either the sediments originally contained only elevated gold values or gold was lost as the result of poor recovery and/or surface leaching.
- Gold values from surface samples may be residually derived from erosion of auriferous volcanic cover.
- Mineralized structures within sediments may be subvertical thus negating their effective detection by vertical drill holes.

The drilling in the Gossan Cap area has neither confirmed that surface mineralization continues to depth, nor has it satisfactorily explained the results obtained from previous surface sampling. However, drilling confirms that elevated precious and base metal values do occur in structurally prepared areas within the basement sediments. It will be important to incorporate the data from the Gossan Cap area into the geological data base for the property, to attempt to explain the high values from surface trench samples

          6.5     La Union Area

A total 716.87 meters of diamond drilling in 8 holes tested the down dip continuity to the fissure veins exposed in the underground workings at La Union. The diamond drill holes encountered a Lower Volcanic Sequence dominated by felsic and mafic porphyries, heterolithic breccias and the basement sediments. Phyllic and argillic alteration is extensive within these well fractured rocks especially where brecciated quartz-chlonte-sulphide veins were encountered. A summary of the more significant assay results is as follows:


Drill Hole Sample Interval      Width   Aug/t     Ag /gt  Cu%

97-27    20.30-21.30            1.0m      8.99    12.50    -
         71.63-78.50            6.9m      0.50    23.00    -

97-28         -
97-29    38.10-41.20            3.1m      4.50     8.50  0.10
97-30    36.25-36.75            0.5m      12.92   25.00  0.81
         65.20-65.70            0.5m      3.70   177.20  5.22
         75.00-78.10            3.1m      4.70     9.00  0.50
97-31    87.00-91.00            4.0m      2.84     6.70  0.34
97-32        -
97-33    93.10-97.10            4.0m      1.90     2.75  0.05
        149.10-153.40           4.3m      1.30     6.50  0.05
97-34    45.70-47.70            2.0m      8.90     4.10  0.14


The results are encouraging and the area requires further evaluation.

6.6 La Purisima Area

The lower reaches of the Arroyo Purisima, between the La Cruz and El Salto workings and the area around Trench 5 were tested with 1043 meters of diamond drilling in 14 holes. Bedrock includes a variety of well altered, andesitic to felsic porphyries, tuffs and breccias that are laced with silicified zones, stockworks and quartz breccias. Hematitic and argillic alteration is extensive. Pyrite at 1 to 3 % is pervasive.

The core recovery is extremely poor and commonly ranges between 40 and 60%. This sheds doubt on the representativeness of the drill assay results and may account for the surprisingly few core samples with Au > 0.2 g/t from an area where trench sampling commonly returned Au values of 1 to 3 g/t.

Contrary to earlier reports, assays show that elevated gold values occur in conjunction with anomalous concentrations of base metals in hematitic and silicic structures, as in hole 97-5 5 at 24.4m: 5.2 g/t Au, 28 g/t Ag, 0.6% Cu, 1.8% Zn, 0.35% Pb over 3 metres and at 114 metres: 2.1 g/t Au, 2.9 g/t Ag, 0.08% Pb over 2 metres. Hole 97-56A (location unknown) similarly reports approximately
1.0 g/t Au with 0.05 Pb over its entire length of 12.2 metres.

Trench 5 is an area of extensive mechanical excavation. While sample numbers and significant results are shown, there is no documentation of sample types and lengths or of the rock types collected during sampling. It is obvious that there are several areas that-returned very encouraging results. Unfortunately, without substantial geological data, it is impossible to evaluate the significance of the results other than to say that the area should be resampled and mapped.

6.7 Palos Chinos Area (Figure 7)

Drill hole 97-63 (-60/057)was collared on the roadside approximately 100 meters west of the Palo Chinos- tajo Verde workings. These workings explore at least two parallel structures oriented at 340/45SW at an elevation of 495 meters (CRM
1981). This elevation appears to equate to 561 meters on the PQM maps with a surveyed drill collar elevation of 565 meters. A target depth of 80 meters was anticipated. The drill hole intercepted a wide zone of hematitized breccia and quartz stockworks, which contain up to 5% pyrite and noticeable chalcopyrite between 46.4 m and 87.1 m. The arithmetic average for 29.6 meters starting at
52.7 m is 2.65 g/t Au, which includes sections grading 9.25 g/t Au over 0.73 meters and 8.45 g/t Au over 2.7 meters. This wide mineralized structure may possibly be interpreted as extending the Palos Chinos mineralization an additional 80 meters down dip. The 1999 fieldwork at SJG included a survey traverse from the Palos Chinos portal to drill hole SJG 063 and the Tajo Verde portal. This will provide spatial control for follow up drilling of the above mineralization.

6.8      Dead Zone Area

The Dead Zone was tested with Drill Hole 97-64. A soft, medium grey, andesite porphyry, characterized by 5 to 10% disseminated, fine grained, black hematite and streaks of red hematite, was encountered throughout the hole. This rock was cut by numerous 0.3 to 2.0 cm gypsum veinlets. The core recovery was extremely poor (<25%) to a depth of 123 meters; thereafter it improved markedly (<95%). As there were no corresponding changes in lithology, etc., the marked change in core recovery at 123 meters may reflect the depth of surficial weathering.

Assay results for both core and sludge samples are anomalously low. The highest value returned for all metals tested was 41 ppm zinc. No change in tenor is evident below 123 meters. Unfortunately, references to any specific alteration facies were omitted from the diamond drill logs. However, the presence of gypsum combined with extremely low metal value possibly suggests an environment of leaching by acid sulphate hydrothermal waters.

7.0       RESERVES AND FUTURE DEVELOPMENT

The previous sections of this report indicate the extensive potential of the San Jose de Gracia as represented by:

o A large area geologically favourable for the possible deposition of significant concentrations of gold.

o Historical production estimated to be in excess of 1,000,000 oz. of gold from some 67 known historical workings.

o Recent work by Golden Hemlock demonstrating potential reserves on several areas of the project.

While a large portion of the property requires additional geological and geotechnical review prior to determining its potential several areas including the Tres Amigos -. La Cecena, Rudolphos and the Palos Chinos areas and possibly the La Union and La Purisma areas have sufficient results to justify additional immediate work. Of the above only the Tres Amigos - La Cecena area has received sufficient work to allow preliminary estimate of possible tonnage and grades to be made.

Where exposed on surface the Tres Amigos structure has been developed by three short adits over a vertical extent of some 25 metres and by several shallow trenches. The lower adit (Level #1) is the longest at 83 metres. In this area it appears as a structurally controlled vein type deposit within competent Rhyolites. General altitude appears to be 060~ dipping 50-60~ to the north. Width varies between 2 to 4 metres averaging approximately 3 metres. The vein is highly silicified and contains extensive massive sulphides, primarily pyrite but with some base metals (Copper, Zinc and Lead). The most important economic constituent is gold along with lesser silver.

In 1997 Golden Hemlock completed 26 diamond drill holes in the Tres Amigos area. Results from these along with sampling of the adits were employed for preliminary resource calculations (Figures 8 through 18).

To date the Tres Amigos area has been drilled over a strike length of 160 metres to a depth of 250 metres.

The La Cecena area has been included with the Tres Amigos as it is quite possible that the La Cecena structure as indicated by old workings and drill holes 97-53 represents an extension of the Tres Amigos structure to the south-west. Should this be the case, a strike length of 450 metres open to the south-west might be postulated for the combined area.

         7.1      Resource Calculations

As part of the Review of the project carried out by Pamicon in June 1998, golden Hemlock requested that preliminary calculations of indicated reserves or resources on the property be conducted. After reviewing the available data it was noted that while drilling on several areas of the property had encountered encouraging intersections, only the Tres Amigos had received sufficient drilling to allow resource calculations. Accordingly only this area was addressed.

Although some questions arose, notably with respect to the existing survey data, sufficient continuity from adits and drilling was available to allow preliminary estimations to be made at a nominal 1 gm/ton gold cut-off. At that time it was recommended that calculations of resources at a higher cut-off grade be deferred subject to clarification of the survey data and metallurgy.

During 1999 progress on metallurgical testing was made and a re-survey of the Tres Amigos conducted. The Level #1 adit was also remapped and, in part, resampled. Re-interpretation of the data incorporating these results has allowed calculations to be made on a 3 gm/t cut-off as presented in this section. This re-interpretation, although resolving some points in structural attitudes and allowing a possible re-interpretation of the controlling structural features, does not indicate that any significant variation in the overall 1998 resource calculations will occur. Accordingly the 1998 results at a 1 gm/t cut-off grade are presented below.

         7.2      Classification of Resources

Mineralization  in the Tres Amigos'  area is  classified  as  Indicated  Mineral
Resources and Inferred Mineral Resources in accordance with the proposed classification under the International Reserves Definition Initiative reported in the Bulletin of the Canadian Institute of Mining and Metallurgy, Vol. 90, No. 1017, Feb. 1998, pp. 44-45. A summary of these classes is provided in Appendix
B. It is anticipated that additional work will allow portions of these to be moved into a Measured Mineral Resource class and possibly into Proven/Probable Mineral reserve upon satisfactory final resolution of metallurgy and economics.

         7.3      Inferred Resource Tres Amigos - 1 gm/t Au Cut-off

Methodology

The available information was compiled using a geological data management program. From the drill pattern used by PQM "best fit" across sections at a scale of 1:500 were developed at right angles to the apparent strike of the Tres Amigos structure. In addition to this, a number of holes had been drilled subparallel to the structure. Accordingly a second set of cross sections was developed on a "best fit" basis at right angles to this direction of drilling. Results from this second set were amalgamated with the first set of sections to develop blocks of mineralization. A Placom KP-90N digital Planimeter was used to measure areas of the mineralized blocks.

Grades of intersections were weight averaged using a 1 gm/t gold cut-off value to establish grade for each block.

The "best fit" approach results in a non uniform spacing between sections. Lateral influence for each intersection employed were one halfway to an adjoining section or 10 metres from the end sections.

Downdip continuity was assumed from interpretation where sufficient drill data was available. Blocks were taken to 8 metres on each side of intersections where no other information was available. This requirement resulted in not including significant portions of the projected Tres Amigos structure on sections 5078E, 5060E and 5037E due to lack of drilling in these areas.

Based on the planimeter sections and areas of influence, tonnage calculations for each mineralized block were made. A Specific Gravity of 2.8 was assumed as no information on Specific Gravity measurements are available. Mineralized blocks were then weight averaged to determine total results.

Discussion of Drill Results

In a report dated March 14, 1997, C.K. Ikona presented an estimate of mineralized resources of the Tres Amigos zone. This was based on sampling of the underground workings by Cheng, surface trenching, and an assumed 70 metre strike extension both to the northeast and southwest for a total strike length of 350 metres. Continuity down dip was assumed as 35 metres. This resulted in an estimate of 96,300 tons grading 4.24 gm/t Au and 0.78% Cu.

The 1997 drill program tested the Tres Amigos zone over a strike distance of 160 metres and indicated probable continuity for this distance. No indication of termination of the zone along strike is apparent. On sections 51 14E, 5060, 5020 and 4953E the zone was intersected some 30-40 metres down dip. The corresponding holes on sections 5097E, 5078E, 5037E and 5988E were not drilled. Based on these results, it appears that the assumptions used by Ikona in his report remain valid for tonnage calculations. A total of 7 drill intercepts are within the 93,000 ton block estimate. Assay results vary between 1.74 to 6.47 g/t Au. A similar variation is present in the underground sampling. Accordingly the grade estimate for the 93,000 tons was not adjusted.

Intersections of apparent Tres Amigo's mineralization were encountered on most sections to a down dip length of up to 250 metres. These lower intersections were used to calculate the Inferred Mineral Resource which was added by the 1997 drill program.

In addition, a number of holes reported multiple intersections of mineralization indicating potential outside the main Tres Amigo's zone. Where sufficient continuity is apparent, resource blocks are also presented for these intersections.

                                     Table 1

                          Summary of Inferred Resource

                  Tres Amigos Area, San Jose de Gracia Project

As of May 1998    S.G. = 2.8        cut off= 1 gm/t Au

Table 1

--------------------------------------------------------------------------------
          Description              Tonnes      g/t Au    g/t Ag    %Cu    %Zn
--------------------------------------------------------------------------------

A  Resources estimated by Ikona,   93,600      4.24      n/a       0.78   n/a
   March 1997 to 35 metres below
   Tres Amigos workings.

B  Indicated Resource on Tres      283,100     4.62     8.79       0.22   0.19
   Amigos zone added by 1997
   drilling.

C  Indicated Resource in other     87,600      2.77     4.9        0.09   0.75
   zones in Tres Amigos area
   added 1997 drilling.

--------------------------------------------------------------------------------
Total Indicated Resource          464,300      4.19     n/a        0.30   n/a
--------------------------------------------------------------------------------

More detailed reserve results on a section basis are presented in Appendix C.


         7.4      Indicated Resources - Nominal 3 gm/t Au Cut-off

Interpretation

New cross sections were plotted for the Tres Amigos area employing the survey of the area conducted during 1999. These show the main Tres Amigos zone to have a relatively consistent strike and dip (-O56~ @ -600N) over the area drilled. In addition, several of the new sections (5078, 5097, 51 14E) appear to indicate the presence of a second zone (tentatively named the Cuarta Amigo) sub parallel to the Tres Amigos and some 35 metres in the Hanging wall. Both of these zones appear to be structurally controlled. Opposing movement on such a set of subparallel structures can cause dilation or wrench type secondary structures between them. The presence of these may be indicated by a number of intersections which previously were interpreted as a significant flattening of the main Tres Amigos zone at depth.

In addition section 5078 appears to show the presence of these dilation structures in the hanging wall of the Cuarto Amigo zone. This may indicate the presence of a third, previously unsuspected zone in this direction.

Should this new interpretation of the controlling structural features prove correct, the implications for increasing the tonnage potential for the area are significant.



Methodology

The resource at a 3 gm cut-off grade was calculated on the sections and interpretation described previously. Parametres on area of influence of drill holes, sections and Specific Gravity were the same as discussed for the 1 gm cut-off grade presented in section 7.3.

Cutting of Grades and Results

Assays from underground sampling and drilling demonstrate an extensive range in gold grades. Additional information is required to develop a statistically meaningful method of cutting assays. Cutting of grades at this time therefore is somewhat arbitrary. Table 2 shows the tonnage and grade calculated on sections for various portions of the deposit and the uncut weighted average grade of 9.4 gm/t gold. Inspection of results show three tonnage blocks with gold grades substantially above the uncut average (zone T section 5078, zone C section 5078 and zone C section 5114). On a preliminary basis cutting the grade of these to the uncut average shows a cut weighted average grade of 7.4 gm/t gold. No cutting of silver and copper results appear warranted.

The Indicated Resource of the Tres Amigos area is therefore 161,696 Tonnes with an uncut average grade of 9.4 gm/t Gold, 15.15 gm/t Silver and 0.44% copper or a cut average grade of 7.4 gm/t Gold, 15.15 gm/t Silver and 0.44% Copper.

                                     Table 2

                               Indicated Resource

                                Tres Amigos Area

3 gm/t Au nominal cut-off S.G. = 2.8

  Section      Ave t     Influence     Area        Vol.    Tonnes     g/l Au     g/t Ag     % Cu        Zone
                (in) (in) (ml) (mi)
     4953E     1.6          27.5       60         1650      4,620     11.59       27.5       0.27        T
     4988      3.0          33        97.5       3,217      9,009      3.47        2.0       0.71        T
               2.0          33        37.5       1,237      3,465     13.5         3.1       0.02        T
               1.5          33        90         2,970      8,316      7.24        5.7       0.05        D
     5020      2.36         24       272.5       6,540     18,312      8.25       18.4       1.09        T
               7.1          24       260.0       6,240     17,472      4.4        21.0       0.43        D
     5037      3.35         20       137.5       2,750      7,700      7.88        5.2       0.75        1
     5046      2.4          10.5      97.5       1,023      2,866      4.39        5.2       0.48        T
               3.0          10.5     232         2,436      6,820      6.12       26.4       0.05      T&D
               2.0          10.5      42.5         446      1,249      3.28        1.6       0.01        D




     5060      3.1         16.0         280        4,480      12,544      5.47      21.4       0.54         T
               2.0         16.0          70        1,120       3,136     10.81      16.3       0.38         D
               2           16.0          30          480       1,344     14.88      10.9       0.19         D
     5078      3.8         18.5      477           8,824      24,700     17.26      14.0       0.38         T
               1.55        18.5       85           1,572       4,400      9.7       11.2       0.07         D
               2           18.5       60           1,110       3,100     31.35       6.7       0.03         C
               2           18.5       57.2         1,058       2,960      3.0        2.7       0.10         D
               2           18.5       57.5         1,063       2,776      5.12       2.2       0.10         C
     5097      1.65        18.0       90           1,620       4,536      9.1        8.64      0.11         C
               2           18.0       47.5           855       2,390      7.78       2.3       0.37         C
               2           18.0       77.5         1,395       3,900      5.18       1.9       0.05         D
               2           18.0       57.5         1,035       2,900      7.06      20.6       0.58         T
               7           18.0      112.5         2,025       5,670      7.5       15.5       0.09
     5114E     1.5         18.5       40             740       2,072     5.66       47.3       1.3          T
               2.1         18.5       105          1,942       5,439     21.8       37.8       0.63         C
-------------------------------------------------------------------------------------------------------------
                                             Total uncut     161,696      9.4      15.15       0.44       All
                                                            -------------------------------------------------
                                   Total cut (gold only)     161,696      7.4       15.15      0.44       All
-------------------------------------------------------------------------------------------------------------


Zones:   T = Tres Amigos
         D = Dilation zone
         C - Cuarto Amigo

         7.5      Inferred Mineral Resource

On sections 4988E, 5037E and 5046E significant portions of the main Tres Amigos structure require fill in drilling as the distance between drill intersections and/or underground sampling is greater than the described parameters used for calculation of Indicated Resources. An Inferred Resource of some 125,000 1 can be postulated in this area. Grade is indeterminate but may approach the Indicated Mineral Resource averages.

8.0      METALLURGY

The historical gold production from the San Jose de Gracia area was by amalgamation of arrastre and stamp mill production until 1902 and cyanide extraction of stamp mill production until 1910. Ore for this processing appears to have been derived from oxidized and enriched material from above the paleo-water table level. The small flotation concentrator erected in the area operated on material salvaged from historical workings and may have included some primary non-oxidized material but the majority of feed most likely consisted of higher grade oxidized material. Results from this operation both in recovery and concentrate grade were reported to be satisfactory.

The flotation concentrator installed by Minera Finisterre in the mid 1990's (reported capacity 200 t/d) was constructed primarily to process material from the Tres Amigos workings. This material is silicified and not oxidized to any significant degree. Little attempt to investigate the metallurgy, install adequate grind control and selective flotation appears to have been made. As a result, gold recoveries were low and concentrate produced of too low a value to be saleable.

In the spring of 1999 personnel under the direction of Mr. Wayne C. Henderson, P.E. of Lockwood Greene Engineers visited the property with the purpose of obtaining samples for metallurgical testing. Six samples were collected and forwarded to Hazen Research in Golden, Colorado for test work under the direction of Mr. Henderson. The following description of the samples was provided by Mr. Henderson.

     Sample 1: This is a bulk composite taken from the lower Tres Amigos Adit over about a 3 meter strike distance. This sample had significant Au, Ag, Cu and Zn grade, higher than expected than that observed or reported from previous Tres Amigos mining and processing efforts. The sample was prepared using hand-gathered, selected vein rock from side-wall and rooffall material in the Adit.

     Sample 2: This is a bulk, near-surface trench composite taken from previous trenching areas on the Gossan Cap. Although highly oxidized, the Gossan Cap material was tested to see if it was feasible to concentrate using beneficiation techniques.

     Sample 3: This sample was comprised of composite 1/4-core intervals from a number of Tres Amigos drill holes. The intent was to obtain a composite representative of the vein intercepts (with >6 gpt Au) which was predominately Au and cu mineralization only.

     Sample 4: Similar to Sample 3, this Sample was intended to represent 1/4-core intervals in the mineralized vein (with >6 gpt Au) where the predominate mineralization was Au, Zn and also some Pb.

     Sample 5: During the course of the 97 drilling program, a lower ore zone (called the Sediment Zone), which was a fine-grained rock with little or no visible sulfide mineralization, was identified which had significant Au grade. Unfortunately none of the drill holes penetrated this structure and some early holes did not drill into it since it was not a recognized A u-bearing formation. This sample represents a composite of intervals from several drill holes which are typified by: fine-grained rock structure, little visible sulfides; and low Cu, Zn and Pb.

     Sample 6: One of the last exploratory holes drilled in the 97 program was hole 9 7-63 which drilled at an angle into an ore zone formation indicated by previous, smaller-scale mining activity at Palo Chino and the possible connection of the near-surface ore formation with the San Pablo mining activity. Selected 1/4-core intervals (>3 gpt Au) were combined over a 30 meter  mineralized  zone  to  get  a  nominal  15-kg  sample  for  testing.
     Unfortunate/v  only one drill hole core was available  for this  formation;
     thus the composite  Sample 6 ended up lower grade than desired  (assay head of 0. 070 topt or <2.6 g/mt).  This would he a marginal  mining grade for a
     bulk  tonnage,  near-surface  mining.  Never-the-less,   the  metallurgical
     response for this material  (using a  non-optimized  scenario  based on the
     Tres Amigos Adit ore) was acceptable.

     Table 3 presents the analytical results completed on the six samples and demonstrates the wide variability in metal contents among the samples.

                                Table 3

                Summary of Head Analyses (after Hazen)
               -------------------------------------------------------------------------

                    Client          Au       Ag      Cu      Pb      Zn      Fe     5(T)
               Identification      gm/f     gm/f      %       %       %       %       %
               Sample 1            29.5    140.2    4.61    0.10    1.17   13.7    13.5
               Sample 2            15.9     29.4    0.36    0.0]    0.02    4.56    0.18
               Sample 3             5.9     33.2    0.95    0.07    0.30    6.18    5.90
               Sample 4            19.3     29.4    0.27    0.70    4.09   10.8    13.1
               Sample 5             9.6      6.5    0.05    0.05    0.23    4.05    3.17
               Sample 6             2.3     11.6    0.15    0.0]    0.01    4.52    3.27
               -------------------------------------------------------------------------


The objectives of the work conducted by Hazen were to:

o    Mineralogically and chemically categorize the six ore samples.

o Evaluate gravity separation for the recovery of relatively coarse gold and silver.

o    Evaluate flotation to recover gold, silver, and copper.

o    Develop preliminary process design criteria.

o    Describe any obvious metallurgical complications.

Hazen summarized the results of their work as follows.

     For the six samples studied, gold recovery varied between 62 and 950o, silver recovery varied between 30 and 94%, and copper recovery varied between 14 and 97% into a combined (calculated) gravity cleaner concentrate and rougher flotation concentrate. The lowest recoveries were associated with a highly oxidized sample (Hazen 49 733-2). When the results from the highly oxidized sample and results at course grinds were ignored, gold recovery varied between 87 and 95%, silver recovery varied between 67 and 94%, and copper recovery varied between 81 and 97% into a combined (calculated) gravity cleaner concentrate and rougher flotation concentrate.

     For the sulfide samples, when target conditions (primarily grind size) were attained, the rougher flotation conditions were visually excellent, and there were no indications of interference from clays or other components that can interfere with results. No attempts were made to recover oxidized minerals.

Of the samples, three were Tres Amigos (1, 3, 4) with the others from elsewhere on the project. As only resource calculations were made on the Tres Amigos the following comments are made for these samples only.

Most of the test work was directed to the high grade adit sample (Sample 1). Results on this sample both in terms of recovery and concentrate grade (in gold) were excellent. However, while the Tres Amigos will undoubtedly produce some material of this grade and mineralogical tenor, Run of Mine feed considering overall resource and dilution will most likely be of much lower grade.

The other two samples (samples 3 and 4) received only cursory test work. Results of this work was very promising from a recovery point of view but concentrate grade was low which will impact negatively on cash flows. The low grade concentrate may be a result of too coarse a grind and flotation selectivity in the tests. This is indicated by the mineralogic study of these samples which appears to indicate that gold occurs as discrete particles which can be liberated by grinding rather than interstitially with the pyrite.

Although yet to be demonstrated, the possibility of producing an acceptable grade of concentrate from Run of Mine, Tres Amigos material should be considered good.

Hazen recommends additional test work prior to circuit design and detailed economic analysis. For this work care should be taken to ensure that samples represent ore blends that will be treated in the plant and include dilution material. The writers concur with this.

9.0      RECOMMENDATIONS

The mineral potential of the San Jose de Gracia mining camp merits further evaluation facilitated by the continuation of both the in-office review of historical data and acquisition of new data derived from field work. To accomplish this, a staged approach to exploration is recommended. An initial stage should address the following:

Data Base Up Date:

The recent trip to the property resulted in retrieval of most of the data not previously on file at Pamicon's offices and a considerable backlog exists, in the cataloguing, processing, and interpretation of this data. It is recommended that a competent, accredited geologist, with a good background in data and CAD management, a strong background in volcanic hosted, epithermal systems and structural geology, be given the tenure and resources to address the task. This person would also be involved in the collecting and processing of data acquired during the next round of field activities.

Road and Camp Rehabilitation:

The field trip to SJG in July, 1999, revealed considerable deterioration of the roads to San Jose de Gracia and around the mining property. It is estimated that approximately three weeks of bulldozer supported, road rehabilitation is required to facilitate future road based exploration activities on the property, especially if additional drilling is scheduled. The camp compound is also in need of refurbishment especially in the areas of water supply and refrigeration. It is recommended that the budget for the next period of field work reflects these needs.

Geological Mapping and Surveying:

While the addition of drill hole survey data has enabled a more confident interpretation of the distribution of subsurface mineralization at Tres Amigos, detailed surface mapping is still required for the correlation of structures, rock units and mineralization trends. Preliminary data, now on hand in the form 1997 field maps and underground geology maps need to be compiled and placed on base maps suitable for interpretation, presentation and field use. Detailed mapping at a scale of 1:500 is required in areas for which drilling is contemplated and should be completed in advance, perhaps during the road and camp rehabilitation stage. Additional mapping for the purpose of developing new drill targets may be conducted during the drilling stage as time and manpower permit.

Diamond Drilling:

A drill program based on encouraging 1997 drill results is recommended for the property. Initially, three areas should be tested. These include: the Tres Amigos - La Cecena structure, the Palos Chinos - hole SJG 063 structure and the Rudolphos structure. This work should accommodate the completion of current drill sections where necessary and further test the interpreted mineralized structures laterally and to depth. This could be accomplished with a Stage One drill program of approximately 12 drill holes with an accumulated length of 2000 meters. The amount of drilling and priority of collar locations is, however, subject to corporate objectives and budgeting directives.

A second stage of work, comprising diamond drilling and mapping, would not only continue to develop the mineral potential within the above target areas but begin exploratory drill investigations of promising targets as derived from the review of historical data and supported by current detailed mapping.

10.0      RECOMMENDED BUDGETS

A budget totaling $625,000 Cdn is presented. For corporate purposes we have been asked to prepare this on a two stage basis. The second stage recommendations are not dependent upon results of the first stage. It would be preferable from an efficiency point of view to conduct the second stage in conjunction with the first to eliminate a number of redundant costs. The first stage, however can be viewed as a stand alone program, if necessary. Details of these budgets are presented in Appendix A.

Respectfully submitted.

/S/ Charles K. Ikona
---------------------------
Charles K. Ikona, P.Eng.

/S/ T. Cameron Scott
---------------------------
T. Cameron Scott, FGAC



                                   APPENDIX A

                          DETAILED RECOMMENDED BUDGETS


EXPLORATION BUDGET:    PHASE 1 - 1999
CLIENT:                GOLDEN HEMLOCK
PROJECT:               1200 FOOT DRILLING PROGRAM - 45 DAYS
TOTAL BUDGET           $313,649.44


WAGES

                               GENERAL EXPLORATION                                           DAYS    RATE               TOTAL
                               Project Geologist                              1              90      450.00    40,500
                               Senior Geologist                               1              45      375.00    16,875
                               Geologist                                      1              45      350.00    15,750
                               Samplers                                       2              45      50.00     4,500
                               Caretaker                                      6              45      25.00     6,750
                               Cook                                           1              45      275.00    12,375
                               Preseason Wages                                1              10      450.00    4,500
                                                                                                               -----
                                                                                                                        $101,250

RENTALS                                                                        NO.                   RATE
                               Office Equip.                                                 45      30.00     1,350
                               Hand Held Radios                               5              45      5.00      1,125
                               Rock Saw-Core                                                 45      50.00     2,250
                               Rock Saw-Still                                                45      20.00     900
                               Truck 4x4                                      2              45      100.00    9,000
                                                                                                               -----
                                                                                                                        $14,625

SUBCONTRACTS                                                                   NO.                   RATE
                               Fixed Wing                                     5 Trips                300.00    1,500
                               Cat Hours                                      150 Hours              100.00    15,000
                               Survey                                                                          5,000
                               Drilling                                       1,200 Feet             35.00     42,000
                                                                                                               ------
                                                                                                                        $63,500

CHEMICAL ANALYSES                                                              NO.                   RATE
                               Core                                           200 Samples            25.00     5,000
                               Rock                                           100 Samples            25.00     2,500
                                                                                                               -----
                                                                                                                        $7,500

MATERIALS AND SUPPLIES DAYS                                                                          RATE
                               Camp Upgrade                                                                    15,000
                               Camp Equipment                                                                  1,000
                               Camp Food                                                     45      300.00    13,500
                               Camp Fuel-Gas                                                                   2,000
                               Camp Fuel-Propane                                                               2,000
                               Field Supplies                                                                  5,000
                                                                                                               -----
                                                                                                                        $38,500

SUPPORT                                                                       NO             DAYS    RATE
                               Travel-Airfare                                 5 Round Trips          600.00    3,000
                               Travel-Hotels/Motels (Mid Program Break)                                        5,000
                               Travel-Meals (Mid Program Break)                                                2,000
                               Travel-Auto. Exp                                                                4,000
                               Expediting                                                                      2,000
                               Freight                                                                         6,000
                               Telephone - Satelite                                                            5,000
                                                                                                               -----
                                                                                                                        $27,000

REPORTS & REPRODUCTIONS
                               Maps and Publications                                                           2,500
                               Reproductions                                                                   2,500
                               Drafting                                                                        5,000
                               Report                                                                         15,000
                                                                                                              ------
                                                                                                                        $25,000

PROJECT SUPERVISION
                               7% on subcontracts                             on             63,500            4,445
                               15% on expenses                                on             112,625           16,894
                                                                                                               ------
                                                                                                                        $21,339
                                                                                                                        --------
                                                                                                                        $298,714
                                                                                                                        --------
CONTINGENCY                                                                                                             $14,936
                                                                                                                        --------
TOTAL BUDGET                                                                                                            $313,649
                                                                                                                        ========



EXPLORATION BUDGET:    PHASE 2 - 1999
CLIENT:                GOLDEN HEMLOCK
PROJECT:               3500 FOOT DRILLING PROGRAM - 30 DAYS
DATE:                  23-Sep-99
TOTAL BUDGET           $312,957.75    Canadian Dollars

WAGES
                           GENERAL EXPLORATION                                             DAYS    RATE                  TOTAL

                           Project Geologist                                         1        60     450      27,000.00
                           Senior Geologist                                          1        30     375      11,250.00
                           Geologist                                                 1        30     350      10,500.00
                           Samplers                                                  2        30      50       3,000.00
                           Caretaker                                                 6        30      25       4,500.00
                           Cook                                                      1        30     275       8,250.00
                           Preseason Wages                                           1        10     450       4,500.00
                                                                                                              ---------
                                                                                                                        $69,000.00
RENTALS                                                                           NO.      DAYS    RATE
                           Office Equip.                                                      30      30         900.00
                           Hand Held Radios                                          5        30       5         750.00
                           Rock Saw-Core                                                      30      50       1,500.00
                           Rock Saw-Still                                                     30      20         600.00
                           Truck 4x4                                                 2        30     100       6,000.00
                                                                                                              ---------
                                                                                                                         $9,750.00

SUBCONTRACTS                                                                      NO.              RATE
                           Fixed Wing                                         5 Trips                300       1,500.00
                           Cat Hours                                         50 Hours                100       5,000.00
                           Survey                                                                              5,000.00
                           Drilling                                        3,500 Feet                 35     122,500.00
                                                                                                             ----------
                                                                                                                       $134,000.00


CHEMICAL ANALYSES                                                                 NO.              RATE
                           Core                                           350 Samples                 25       8,750.00
                           Rock                                           100 Samples                 25       2,500.00
                                                                                                               --------
                                                                                                                        $11,250.00

MATERIALS AND SUPPLIES                                                                     DAYS    RATE
                           Camp Equipment                                                                      1,000.00
                           Camp Food                                                          30     300       9,000.00
                           Camp Fuel-Gas                                                                       2,000.00
                           Camp Fuel-Propane                                                                   2,000.00
                           Field Supplies                                                                      2,500.00
                                                                                                               --------
                                                                                                                        $16,500.00

SUPPORT                                                                           NO.              RATE
                           Travel-Airfare                               5 Round Trips                600       3,000.00
                           Travel-Hotels/Motels (Mid Program Break)                                            1,500.00
                           Travel-Meals (Mid Program Break)                                                    1,000.00
                           Travel-Auto. Exp                                                                    2,000.00
                           Expediting                                                                          2,000.00
                           Freight                                                                             2,500.00
                                                                                                               --------
Telephone - Satelite                                                                                                    $14,500.00

REPORTS & REPRODUCTIONS
                           Maps and Publications                                                               2,500.00
                           Reproductions                                                                       2,500.00
                           Drafting                                                                            2,500.00
                           Report                                                                             15,000.00
                                                                                                              ---------
                                                                                                                        $22,500.00

PROJECT SUPERVISION
                           7.0% on subcontracts                                    on    134,000               9,380.00
                           15% on expenses                                         on     74,500              11,175.00
                                                                                                              ---------
                                                                                                                        $20,555.00
                                                                                                                        ----------
                                                                                                                       $298,055.00

CONTINGENCY                                                                                                             $14,902.75
                                                                                                                        ----------
TOTAL BUDGET                                                                                                           $312,957.00
                                                                                                                       ===========

                                   APPENDIX B

                             RESOURCE DEFINITIONS:

                                 EXCERPTED FROM

                             DRAFT OF INTERNATIONAL
                                RESOURCE/RESERVE
                                  DEFINITIONS


                    CIM BULLETIN VOL. 90, NO. 1017 PP. 44-45
                                 FEBRUARY 1998

Indicated Mineral Resource

An indicated mineral Resource is that part of a Mineral Resource which has been explored, sampled and tested through appropriate exploration techniques at locations such as outcrops, trenches, pits, workings and drill holes which are too widely spaced or inappropriately spaced to confirm geological and grade/quality continuity but which are spaced closely enough to be able to assume geological and grade/quality continuity and from which collection of reliable data allows tonnage/volume, densities, shape, physical characteristics, quality and mineral content to be estimated with a reasonable but not high level of confidence.

Inferred Mineral Resource

An Inferred Mineral Resource is that part of a Mineral Resource inferred from geological evidence and assumed but not verified continuity where information gathered through appropriate exploration techniques from locations such as outcrops, trenches, pits, workings and drill holes is limited or of uncertain quality and reliability but on the basis of which tonnage/volume, quality and mineral content can be estimated with a low level of confidence.






                                   APPENDIX C

              INTERSECTIONS INCORPORATED IN RESOURCE CALCULATIONS
                                      AND
                      INFERRED RESOURCES 1 GM/T Au Cut-off





Inferred Resource
Tres Amigos Zone
>From 1997 Drilling

lgm/t Au cut off  S.G.= 2.8

----------------------------------------------------------------------------------------
 Section   Ave t Influence   Area     Vol.    Tonnes     g/t      g/t      %Cu      %Zn
            (m)     (m)      (m2)     (m3)               Au       Ag
----------------------------------------------------------------------------------------

  4988E     2.0      35       40      1,400    3,900    13.53    3.10     0.02     0.50
  5020E     5.8     24.5      927    22,600   63,000    3.28     11.51    0.35     0.20
  5037E     8.0      20      132.5    2,650    7,400    2.25      5.5     0.06     0.20
            8.0      20       112     2,240    6,300    3.12     23.38    0.78     0.29
  5060E     3.2     20.5     57.5     1,180    3,300    1.74     14.08    0.26     0.11
           12.6     20.5    1447.5   29,700   83,000    5.41     8.81     0.22     0.24
  5078E    9.35     18.5     1895    35,000   98,000    5.37     8.76     0.21     0.17
  5097E     4.0     19.5      242     4,700   13,000    1.56      5.0     0.15     0.05
            6.0     19.5      95      1,850    5,200    2.59     1.63     0.04     0.02
---------------------------------------------------------------------------------------
                                             283,100    4.64     9.29     0.23     0.19
                                             ==========================================


  Note: Drilling on sections 4953E and 5114E is within reserve block estimated by Jkona previously and not included in above reserves.




                               Inferred Resource
                                  Other Zones

                   Tres Amigos Drill Area From 1997 Drilling

lgm/t Au cutoff    S.G. = 2.8

-------------------------------------------------------------------------------------------
 Section     Ave t  Influence     Area    Vol.    Tonnes    g/t     g/t Ag    %Cu      %Zn
              (m)      (m)        (m2)    (m3)               Au
-------------------------------------------------------------------------------------------

  4988E       3.0       35         25      875     2400     5.28      6.2     0.03     3.15
              2.7       35         40    1,400     4000     2.76     4.38     0.05     2.69
  5020E      None
  5037E      None

  5060E         6      20.5       412.5  8,450    23600     4.64      2.7     0.03     0.14
  5078E       5.6      18.5       510    9,400    26400     4.29     3.82     0.12     0.50
  5097E       6.5      19.5       215    4,200    11700     2.31     4.62     0.17     0.30
                6      19.5       102    2,000     5600     1.47     4.37     0.10     0.23
              2.8      19.5        45      900     2400      3.8     13.9     0.4      0.07
              5.6      19.5       100    2,000     5500     1.27     5.22     0.05     1.0
                7      19.5       110    2,100     6000     7.51     15.4     0.09     3.42
-------------------------------------------------------------------------------------------
                                                  87600     2.77      4.9     0.09     0.75
                                                 ==========================================




(Detailed Assay Table Graphic Omitted) p01
(Detailed Assay Table Graphic Omitted) p02
(Detailed Assay Table Graphic Omitted) p03
(Detailed Assay Table Graphic Omitted) p04
(Detailed Assay Table Graphic Omitted) p05

                                    APPENDIX D

                                   BIBLIOGRAPHY





Boyd, Robert T. (June 15, 1994): A preliminary evaluation of the San Jose de Gracia Gold Property for Consolidated Samarkand Resources Inc.

Brown, Robert F. and Charlie X. Cheng (1995): Report on the San Jose de Gracia Project.

Brown, Robert F. and Charlie X. Cheng (1995): Report on the San Jose de Gracia Project Sinaloa, Mexico. Unpublished company document prepared for Consolidated Samarkand Resources Incorporated, l8p.

Cheng, Charlie, X. (1994): Preliminary Report on the Exploration Project of San Jose de Gracia Gold Property, Sinaloa, Mexico. Unpublished company document prepared for consolidated Smaarkand Resources Incorporated, 9p.

Clark, K.F., P. Damon and M. Shafiqullah (1980): Age Trends of Igneous Activity in Relation to Metallogenesis in the Southern cordillera; (source of article unknown); National Science Foundation Grants EAR-781 1535 (Damon-Shafiqullah), INT-7811535 (Damon-Salas), INT-73-07420-A02 (Clark-Salas).

Clark, K.F., R.R. Dow and R.D. Knowling (1978): Fissure Vein Deposits Related to Continental Volcanic and Subvolcanic Terrains in Sierra Madre Occidental Province, Mexico. In 5th IAGOD Quadrennial symposium, pp. 189-201.

Consejo De Recursos Minerals (1992):  Geological - Mining Monograph of the State
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San Jose de Gracia Project.

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Area.

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Golden Hemlock Explorations.

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Mechanisms,  Morphology and Size  Distribution.  Ore Geology  Reviews,  vol. 12,
1997, pp. 111-13

Lunceford, R. (1996): Sample Descriptions,  San Jose de Gracia Property, Sinaloa
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Resources Incorporated.

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Sierra  Madre  Occidental  Province.  In  Geological  Society of  America  (GSA)
Bulletin, vol. 88, 1997, pp. 1479-1487.

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Geological Environment for the San Jose de Gracia Property.

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Geology, vol. 80, 1985, pp. 1467-1514.

Sillitoe,  R.H.  (1997):  Characteristics  and Controls of the Largest  Porphyry
Copper-Gold   and  Epithermal  Gold  Deposits  of  the  Circum  Pacific  Region.
Australian Journal of Earth Sciences, vol. 44, 1997, pp. 373-388

                                 APPENDIX E

                         STATEMENT OF QUALIFICATIONS


                            ENGINEER'S CERTIFICATE


I, CHARLES K. IKONA, of 5 Cowley Court, Port Moody, in the Province of British Columbia, DO HEREBY CERTIFY THAT:

1. I am a Consulting Mining Engineer with offices at Suite 611, 675 West Hastings Street, Vancouver, British Columbia.

2. I am a graduate of the University of British Columbia with a degree in Mining Engineering (1966).

3. I am a member in good standing of the Association of Professional Engineers of the Province of British Columbia.

4. My experience has encompassed a wide range of geological environments and has allowed considerable familiarization of exploration and production of both lode and placer deposits.

5. I have no interest in the project reported on herein or in the securities of any company associated with the project.

6. This report is based on my examination of the San Jose de Gracia project area in March 1996 and on information provided by Minera Finisterre.

7. Permission is hereby given to Golden Hemlock Explorations for use of this report for purposes required by regulatory authorities.

DATED at Vancouver, B.C. this 26th day of Sept, 1999.


/s/ Charles K. Ikona
--------------------------
    Charles K. Ikona, P.Eng.

                         STATEMENT OF QUALIFICATIONS


I, T. Cameron Scott of 3925 Fourth Avenue, Port Alberni, in the Province of British Columbia, DO HEREBY CERTIFY THAT:

1. I am a graduate of the University of British Columbia (1973) and hold a B.Sc. in Geology.

2.   1 am a Fellow of the Geological Association of Canada.

3. My primary employment since 1963 has been in the field of mineral exploration.

4. My experience has encompassed a wide range of geological environments and has allowed considerable familiarization with prospecting geophysical, geochemical and exploration drilling techniques.

5. This report is based on data generated by myself under the direction of Charles K. Ikona, P.Eng., on information contained in the various reports listed in the Bibliography and work conducted by myself on the property in July-August, 1999.

6. I have no interest in the property described herein, nor in securities of any company associated with the property, nor do I expect to receive any such interest.

7. Permission is hereby given to Golden Hemlock Explorations for use of this report for purposes required by regulatory authorities.


Dated at Vancouver, B.C., this 28th day of September, 1999.




/s/  T. Cameron Scott
------------------------------
T. Cameron Scott, B.Sc., FGAC